Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of May 27, 2022 (this “Agreement”), is by and between Pactiv LLC (the “Company”) and Jonathan Baksht (“Employee”). The Company is an indirect subsidiary of Pactiv Evergreen Inc. (“PEI”). PEI and its direct and indirect subsidiaries are referred to in this Agreement at times as the “PEI Group.” The members of the PEI Group are intended third-party beneficiaries of the Company under this Agreement with the rights, but not the obligations, of the Company as employer. The Board of Directors of PEI (the “Board”) may elect to exercise certain rights on behalf of the Company or any other member of the PEI Group as provided in this Agreement.

R E C I T A L S

WHEREAS, Employee will commence employment with the Company on May 27, 2022 (the “Commencement Date”);

WHEREAS, the Company and Employee desire to enter into this Agreement to set forth their agreements regarding certain terms and conditions of Employee’s employment.

NOW, THEREFORE, the Company and Employee hereby agree as follows:

AGREEMENT

1. Term. The term of Employee’s employment pursuant to this Agreement shall commence on the Commencement Date and shall continue until terminated in accordance with the terms hereof (the “Term”).

2. Position, Duties and Location. Employee shall serve in the position set forth on Schedule A attached hereto. Employee shall devote substantially all of Employee’s working time and efforts to the business and affairs of the Company and the other members of the PEI Group and shall not engage in any other business activity without prior written approval from the Board, other than those set forth on Schedule A. Employee shall perform the services required by this Agreement at the location indicated on Schedule A except for customary business travel to other locations as may be necessary to fulfill Employee’s duties and responsibilities hereunder.

3. Compensation and Related Matters. During the Term:

(a) Base Salary. As and from the Commencement Date, Employee’s annual base salary (the “Base Salary”) shall be as set forth on Schedule A. The Base Salary will not be reduced without Employee’s consent. The Base Salary shall be payable in periodic installments in accordance with the usual practice of the Company for its executive officers, but in no event less frequently than monthly. The Board (or its Compensation Committee if applicable) will review Employee’s Base Salary annually having regard to the performance of Employee, the performance of the Company, compensation practices and market data, among other considerations.

(b) Annual Incentive Plan Bonus. As and from the Commencement Date, Employee shall be eligible to receive an annual incentive plan bonus (the “Annual Bonus”) as set forth on Schedule A. The amount of the Annual Bonus for any fiscal year shall be determined by the Board or its Compensation Committee in its sole discretion based on criteria established by the Board or its Compensation Committee including the achievement of budgetary and other Company or Employee specific performance objectives set by the Board or its Compensation Committee for

such fiscal year. The Annual Bonus earned by Employee in respect of any year shall be paid to Employee at the time that the Board or its Compensation Committee authorizes payment of annual bonuses to executive officers of the Company generally, subject to Employee’s continued employment with the Company through such time, but in no event later than by March 15 of the calendar year following the calendar year in which the applicable bonus period ended.

(c) Long Term Incentive Plan Award. As and from the Commencement Date, Employee shall be eligible to receive a long-term incentive plan bonus (the “LTIP Award”) as set forth on Schedule A. The LTIP Award for any fiscal year shall be determined by the Board or its Compensation Committee in its sole discretion based on criteria established by the Board or its Compensation Committee including (if applicable) the achievement of budgetary and other Company or Employee-specific performance objectives set by the Board or its Compensation Committee for such fiscal year. The LTIP Award, if any, earned by Employee in respect of any year shall be granted to Employee as and when approved by the Board or its Compensation Committee.

(d) Sign-On Bonus. The Company will pay a one-time cash sign-on bonus to Employee as set forth on Schedule A.

(e) Other Compensation Programs. Employee shall be eligible to participate in such other compensation programs, including as it relates to relocation benefits, as are set forth on Schedule A.

(f) Expenses. Employee shall be entitled to receive reimbursement for all reasonable expenses incurred by Employee in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior officers.

(g) Employee Benefit Programs. Employee shall be entitled to participate in the Company’s employee health and welfare plans, policies, programs and arrangements as they may be amended from time to time, to the extent Employee meets the eligibility requirements for any such plan, policy, program or arrangement. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(h) Paid Time Off. Employee shall be entitled to 25 days of paid time off, as well as holidays and other paid absences, in accordance with the Company’s policies and procedures for similarly situated employees of the Company, to the extent Employee meets the eligibility requirements for any such policy and procedures.

4. Termination. Employee’s employment hereunder may be terminated as set forth in this Section 4. Upon any termination of Employee’s employment, the Term shall automatically end.

(a) Death. Employee’s employment hereunder shall automatically terminate upon Employee’s death.

(b) Discharge by the Company for Cause. The Company or the Board may terminate Employee’s employment hereunder for Cause at any time. For purposes of this Agreement, “Cause” shall mean in the good faith determination of the Company or the Board that Employee has engaged in conduct consisting of (i) fraud, conviction of a crime or other willful or intentional misconduct related to Employee’s duties as an employee of the Company or as a director, officer, employee or other representative of any member of the PEI Group or (ii) willful and continual failure (unless due to incapacity resulting from physical or mental illness) to perform the duties of Employee’s employment after written demand for substantial performance is delivered to Employee by the Board or the Company specifically identifying the manner in which Employee has not substantially performed such duties. In the case of subparagraph (ii), Employee shall have 30 days from the date of receipt of such written demand to correct or remediate any issues set forth in the demand letter.

(c) Termination Without Cause. The Company or Board may terminate Employee’s employment hereunder at any time without Cause upon 30 days’ written notice to Employee. Any termination by the Company or Board of Employee’s employment under this Agreement other than pursuant to Section 4(a) or Section 4(b) shall be deemed a termination without Cause; provided, however, that in no event shall a termination of Employee’s employment be considered to be a termination by the Company or Board without Cause if Employee has accepted employment with any entity that is an affiliate of the Company or any other member of the PEI Group. As used in this Agreement, the phrase “affiliate” or “affiliated entity” will mean an entity (i) under the majority ownership and control of the Company or any other member of the PEI Group, (ii) that has majority ownership and control of the Company or any other member of the PEI Group or (iii) is under the common majority ownership and control of a person or entity with majority ownership and control of the Company or any other member of the PEI Group.

(d) Termination by Employee. Employee may terminate Employee’s employment hereunder upon 30 days’ written notice to the Board and the Company.

(e) Notice of Termination. Except for termination as specified in Section 4(a), any termination of Employee’s employment by the Company or Board or any such termination by Employee shall be communicated by written notice to the other party hereto, specifying the applicable termination provision of this Agreement (a “Notice of Termination”). The “Date of Termination” shall mean: (i) if Employee’s employment is terminated by death, the date of death; or (ii) the date specified in the applicable Notice of Termination. Notwithstanding the foregoing, if Employee gives a Notice of Termination to the Company and Board, the Company or Board may unilaterally accelerate the Date of Termination and such acceleration shall not be deemed a termination by the Company or Board for purposes of this Agreement. In addition, if the Company or Board gives a Notice of Termination to Employee, the Company or Board may unilaterally accelerate the Date of Termination, including, without limitation, having the Date of Termination being effective immediately on delivery of such notice to Employee. In either circumstance, the Severance Amount as defined below in Section 5(b), payable to Employee will be increased by the amount of Base Salary that would have accrued and been earned over the period accelerated and this accrued amount will be paid with the first installment of the Severance Amount. For example, if the Company elects to accelerate the Date of Termination to be effective immediately upon notice to Employee, the Severance Amount will be increased by an amount equal to 30 days of Employee’s then current Base Salary and this increased amount will be paid to Employee with the first installment of the Severance Amount.

5. Compensation Upon Termination.

(a) Termination Generally. If Employee’s employment with the Company is terminated for any reason, Employee (or Employee’s authorized representative or estate) shall, through the Date of Termination, be paid or provided with (i) any earned but unpaid Base Salary, (ii) unpaid expense reimbursements and (iii) any vested benefits Employee may have under any employee or executive benefit plan of the Company (the “Accrued Obligations”). The Accrued Obligations shall be paid at the times specified under any applicable employee benefit plan or, if there is no applicable employee benefit plan, within 30 days after Employee’s Date of Termination.

(b) Termination by the Company or Board Without Cause. If Employee’s employment is terminated by the Company or Board without Cause as provided in Section 4(c), then Employee shall be paid or provided with the Accrued Obligations through the Date of Termination and, subject to Section 5(c), Employee shall also be paid or provided with the following:

(i) Severance. A severance payment (the “Severance Amount”) in the Amount set forth on Schedule A. Subject to Section 5(c) and Section 6, the Severance Amount shall be paid over the period set forth on Schedule A (the “Severance Period”); provided, that no amount of the severance shall be payable until the revocation period for the Release described in Section 5(c) shall have expired (and Employee shall not have revoked Employee’s agreements in the Release), and any amount that would have been paid to Employee but for this proviso shall be accrued and paid to Employee on the first payroll date immediately following the expiration of such revocation period.

(ii) Notwithstanding the foregoing, and in addition to any other rights or remedies the Company or other members of the PEI Group may have at law or in equity, if Employee breaches any of the provisions of the Restrictive Covenant Agreement, employee’s right to receive further payments of the Severance Amount shall be terminated. Severance provided pursuant to this Agreement is in lieu of, and not in addition to, any severance that might be available to Employee by law, contract, policy or otherwise, all of which are hereby waived by Employee. If Employee receives any other severance, the Severance Amount shall be reduced by the amount of such other severance.

(iii) Health Care Continuation. In addition, Employee and Employee’s eligible dependents, if any, shall continue to be covered by the Company’s health plan (the “Health Plan”), as in effect from time to time, and subject to the rules thereof (including any requirement to make contributions or pay premiums, except that the Company shall continue to contribute or pay the employer’s share of such premiums and Employee shall contribute or pay Employee’s share of such premiums on an after-tax basis) for 12-months from Date of Termination. If the provision to Employee of the insurance coverage described in this Section would either: (A) violate the terms of the Health Plan (or any related insurance policies) or (B) violate any of the nondiscrimination requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to the health insurance coverage, then the Company, in its sole discretion, may elect to pay Employee, in lieu of the health insurance coverage described under this Section 5(b)(iii), a lump-sum cash payment equal to the total monthly premiums (or in the case of a self-funded plan, the cost of COBRA continuation coverage) that would have been paid by the Company for Employee under the Health Plan.

(c) Release. Any payment that may become due under Section 5(b) shall be subject to Employee signing a general release of claims in favor of the Company and related persons and entities in a form reasonably satisfactory to the Company and substantially on the terms set forth in Schedule B (the “Release”) within the 21-day (or, if required by law, 45-day) period following the Date of Termination and the expiration of the seven-day revocation period for the Release. If Employee fails to sign such Release within the 21-day (or 45-day) period following the Date of Termination or revokes the Release prior to the expiration of the seven-day revocation period for the Release, Employee shall reimburse the Company for any payment made to Employee under Section 5(b) (if any) prior to the expiration of such seven-day revocation period for the Release. In addition, notwithstanding anything else herein to the contrary, Employee’s entitlement to the payments and benefits described in Section 5(b) shall be contingent upon Employee abiding by and not breaching any of the covenants set forth in the Release and in the Restrictive Covenant Agreement.

6. Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit described in this Agreement would be considered deferred compensation subject to Section 409A(a) of the Code, and to the extent that such payment or benefit is payable upon Employee’s termination of employment or within a certain time following the “Date of Termination,” then such payments or benefits shall be payable only upon Employee’s “separation from service” within the meaning of Section 409A of the Code and the “Date of Termination” shall be the date on which Employee experiences such “separation from service.” The determination of whether and when a “separation from service” has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). If this Agreement provides for a payment to be made within a period of time, the date within such period on which such payment shall be made shall be determined by the Company in its sole discretion.

(b) Notwithstanding anything in this Agreement to the contrary, if at the time of Employee’s “separation from service,” Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of Employee’s “separation from service” would be considered deferred compensation subject to Section 409A(a) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Employee’s “separation from service” or (B) Employee’s death.

(c) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d) The Company makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Restrictive Covenant Agreement. The Company’s obligations under this Agreement, including the Company’s agreement to provide severance and to allow Employee to participate in the other compensation programs as provided on Schedule A, are conditioned on Employee signing a Restrictive Covenant Agreement in the form of Schedule C (the “Restrictive Covenant Agreement”). A breach of the Restrictive Covenant Agreement will be deemed a breach of this Agreement.

8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Employee’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Chicago, Illinois in accordance with the JAMS Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. If any person or entity other than Employee or the Company is a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate (including, without limitation, the Company’s enforcement of the Restrictive Covenant Agreement); provided, however, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8. Further notwithstanding the foregoing, this Section 8 shall not limit the Company’s ability to terminate Employee’s employment at any time.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

10. Withholding. All payments made by the Company to Employee under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Survival. The provisions of this Agreement shall survive the termination of this Agreement or the termination of Employee’s employment to the extent necessary to effectuate the terms contained herein.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Employee at the last address Employee has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chairperson, Board of Directors.

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by Employee and by a duly authorized representative of the Company (other than Employee).

16. Governing Law; Venue. This Agreement is made and entered into in the State of Illinois and in all respects the rights and obligations of the parties shall be interpreted, enforced and governed in accordance with the laws of the State of Illinois without regard to the principles of conflict of laws. Any and all lawsuits, legal actions or proceedings against either party arising out of this Agreement shall be brought in the Lake County or federal court of competent jurisdiction sitting nearest to Lake County, Illinois, and each party hereby submits to and accepts the exclusive jurisdiction of such courts (and any appellate courts therefrom) for the purpose of such suit, legal action or proceeding. Each party hereby irrevocably waives any objection it may now have or hereinafter have to this choice of venue of any suit, legal action or proceedings in any such court and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

PACTIV LLC

By: /s/ J.D. Bowlin

Name: J.D. Bowlin
Title: Chief Human Resources Officer

EMPLOYEE

/s/ Jonathan Baksht

Jonathan Baksht

SCHEDULE A

KEY TERMS OF EMPLOYMENT

1. Position: Chief Financial Officer of Pactiv LLC and Pactiv Evergreen Inc. Employee may also be designated to serve as a director, officer, employee or other representative of any other member of the PEI Group. Employee may continue to serve as a member of the Board of Directors of Duxion Motors Inc.

2. Location: Lake Forest, Illinois.

3. Manager: Michael J. King, President and Chief Executive Officer.

4. Base Salary: $750,000, less applicable tax withholdings.

5. Annual Incentive Plan Target: 75% of Base Salary (which will be pro-rated for the period from the Commencement Date through December 31, 2022).

6. Sign-On Bonus: A gross cash sign-on bonus of $500,000 (the “Sign-On Bonus”), payable within the first 30 days of employment, less applicable tax withholdings. If Executive resigns his employment with the Company (other than for Good Reason (as defined below) following a Sale of Business (as defined below) in the circumstances described in Section 9 of this Schedule A), or the Company terminates his employment for Cause, in each case with effect (i) before the first anniversary of the Commencement Date, then Employee shall be required to repay the Company an amount equal to the full Sign-On Bonus, and (ii) before the second anniversary of the Commencement Date but on or after the first anniversary of the Commencement Date, then Employee shall be required to repay the Company an amount equal to half the Sign-On Bonus. The Company shall have the option, in its sole discretion, to offset all or any portion of any amounts payable to Employee in connection with his termination, including his final paycheck, against any amounts payable by Employee to the Company pursuant to the repayment obligations set forth in the immediately preceding sentence, to the extent that such amounts owed to Employee that are offset do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code.

7. Long-Term Incentive Plan Target: 250% of Base Salary, payable 50% in restricted stock units (“RSUs”) and 50% in performance stock units (“PSUs”), subject to the terms and conditions of the Pactiv Evergreen Inc. Equity Incentive Plan (the “Plan”) and the applicable award agreement. For 2022, the Compensation Committee of the Board, concurrently with its approval of this Agreement, has approved a long-term incentive plan award for Employee.

8. Relocation Benefits: Employee will be entitled to relocation benefits pursuant to the Company’s Executive Relocation Package in connection with his relocation to the greater Chicago area. For clarity, tax gross ups will not be provided in connection with these benefits.

9. Severance Amount; Severance Period:

(a) The Severance Amount shall be an amount equal to Employee’s (i) Base Salary plus (ii) his Annual Bonus at target prorated through Date of Termination. The Base Salary portion of the Severance Amount shall be paid in equal installments (but in no event less frequently than monthly) over the 12-month period following the Date of Termination, and the Annual Bonus portion of the Severance Amount shall be paid at the time Annual Bonuses are normally paid to similarly situated executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs. In addition, if Employee is terminated in a manner that would give rise to a severance payment under this Section 9 during the period between January 1st and March 15th of a calendar year and the Annual Bonus has not been paid for the immediately preceding calendar year, Employee shall receive payment of the Annual Bonus for the immediately preceding calendar year on or before March 15th of the calendar year during which such termination occurred.

(b) Notwithstanding the foregoing, if (i) a Sale of Business occurs and (ii) within 12 months following the closing of such Sale of Business either (A) Employee is terminated by the Company without Cause or (B) Employee terminates his employment with the Company for Good Reason then, in lieu of the Severance Amount specified above, the Severance Amount shall be an amount equal to (i) two times Employee’s Base Salary plus (ii) his Annual Bonus at target prorated through Date of Termination. The Base Salary portion of this enhanced Severance Amount shall be paid in equal installments (but in no event less frequently than monthly) over the 24-month period following the Date of Termination, and the Annual Bonus portion of the Severance Amount shall be paid at the time Annual Bonuses are normally paid to similarly situated executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs. In addition, if Employee is terminated in a manner that would give rise to a severance payment under this Section 9 during the period between January 1st and March 15th of a calendar year and the Annual Bonus has not been paid for the immediately preceding calendar year, Employee shall receive payment of the Annual Bonus for the immediately preceding calendar year on or before March 15th of the calendar year during which such termination occurred.

(c) No portion of the Severance Amount shall be paid until the first scheduled payment date following the date the Release is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Employee would otherwise have been entitled during the period following the Date of Termination if such delay had not been required; provided, that to the extent that any portion of the Severance Amount constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and the period that Employee has to consider the Release falls in two calendar years, the payments shall commence in such second calendar year and shall include payment of any amount that was otherwise scheduled to be paid prior thereto absent this proviso.

(d) For purposes of this provision, “Good Reason” means any of the following without Employee’s consent (a) the material reduction in Employee’s Base Salary, target Annual Bonus or Long-Term Incentive Plan Target, (b) a material reduction in Employee’s position or scope of duties, or (c) a change to Employee’s principal place of employment to a location other than to his home or to a location more than 50 miles from the location in effect immediately prior to such relocation; provided, that Employee’s termination of employment shall not be deemed to be for Good Reason unless (A) Employee notifies the Company in writing describing the occurrence of one or more Good Reason events within 30 days of such occurrence, (B) the Company fails to cure such Good Reason event within 30 days after its receipt of such written notice and (C) Employee’s Date of Termination occurs within 30 days following the expiration of the Company’s cure period. Employee’s position shall not be deemed to have been materially reduced by reason of the Company being smaller or having less operations as a result of the Sale of Business so long as Employee’s duties and responsibilities are generally consistent with Employee’s duties and responsibilities prior to the Sale of Business.

(e) For purposes of this provision a “Sale of Business” shall mean the sale or other disposition of (x) more than 50% of the shares or other equity interests of PEI or (y) more than 50% of the businesses or assets that, as of the most recent year end, generated more than 50% of PEI’s EBITDA (as determined in good faith by the Board, based on PEI’s regularly prepared financial statements); provided, that a disposition as a result of lender foreclosure on assets or pursuant to a bankruptcy or judicially administered reorganization shall not constitute a Sale of Business.

(f) All other terms of Section 5(b) and Section 5(c) of the Agreement shall apply.

SCHEDULE B

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

SEPARATION AGREEMENT

Date given to Employee: [__]

Employment Base: State of Illinois

This Separation Agreement (this “Agreement”) is dated [__] for reference purposes only and is made and entered into by and between Jonathan Baksht (“Employee”) and Pactiv LLC (the “Company”) effective as of ____________. The Company is an indirect subsidiary of Pactiv Evergreen Inc. (“PEI”). PEI and its direct and indirect subsidiaries from time to time are referred to in this Agreement as the “PEI Group”. Each member of the PEI Group is an intended third party beneficiary of the Company under this Agreement with the rights, but not the obligations, of the Company as employer. The Board of Directors of PEI (the “Board”) may elect to exercise certain rights on behalf of the Company or any other member of the PEI Group as provided in this Agreement.

A. Employee and the Company are parties to an Employment Agreement dated as of [__] (the “Employment Agreement”). The Employment Agreement includes an accompanying Restrictive Covenant Agreement dated as of [__] (the “[__] Restrictive Covenant Agreement”).

B. Employee’s employment with the Company shall terminate effective [__] (the “Separation Date”).

C. The parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company and otherwise to make provision in connection with Employee’s separation from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, the Company and Employee hereby agree as follows:

1.
Definitions. Capitalized terms used in this Agreement will have the same meaning as used in the Employment Agreement unless otherwise defined herein.
2.
Separation Date. In lieu of providing a notice of termination as required under the Employment Agreement, Employee and the Company have agreed that Employee’s employment with the Company will end on the Separation Date (for clarity, Employee is waiving his right to 30 days’ notice of termination under Section 4(c) of the Employment Agreement). Employee will be deemed to have resigned from any and all offices and positions Employee held with the Company and the other members of the PEI Group, effective on the Separation Date, including as the Chief Financial Officer of PEI. Employee acknowledges that any employment relationship between Employee and the Company and any other members of the PEI Group will end on the Separation Date, and Employee acknowledges that he will have no future employment relationship with the Company or any other member of the PEI Group. In consideration of the compensation and other benefits being granted under this Agreement, Employee waives any and all employment rights that Employee may now have with the Company and any other members of the PEI Group and agrees not to seek reinstatement and that the Company and any other member of the PEI Group shall have no obligation to employ, reemploy, hire, recall, or reinstate Employee in the future. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the CEO or Board of PEI may elect at any time to: (a) place Employee on a paid leave from his employment with the Company prior to the Separation Date and (b) remove Employee from any or all offices and positions held by Employee within the PEI Group prior to the Separation Date.
3.
Benefits Owed. The Company acknowledges its obligation to pay or provide the Accrued Obligations in connection with Employee’s separation from employment.
4.
Restrictive Covenants Agreement. In addition to all of the covenants contained in this Agreement, Employee shall remain bound by the provisions of the Employment Agreement that expressly survive the Separation Date, as well as the Restrictive Covenants Agreement included as part of Executive’s previous grants of restricted stock units (collectively, the “Restrictive Covenant Agreement”). If a court of competent jurisdiction determines that Employee has breached or threatened to breach any such covenants, the provision of benefits, severance and other consideration under Section 5 below shall cease, and the Company shall have no further obligation at any time to pay any consideration under Section 5 and Employee will repay such amounts paid to Employee from the date of the first breach or threatened breach of any covenant set forth in such agreements other than $100. Notwithstanding anything in this Agreement, the Employment Agreement, the Restrictive Covenant Agreement or otherwise, it is understood that Employee has the right under federal law to certain protections for communicating directly with and providing information to the Company and other members of the PEI Group, Employee’s supervisor, the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental authorities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit Employee from disclosing this Agreement to, or from communicating directly with or providing information to his supervisor, the SEC or any other such governmental authority or self-regulatory organization. Employee may communicate directly with or provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC or any other such governmental authority or self-regulatory organization without notifying the Company. The Company may not retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise would require Employee to waive any monetary award or other payment that Employee might become entitled to from the Company, the SEC or any other governmental authority.
5.
Severance Payment. In consideration for entering into this Agreement with Company, the Company and PEI will grant Employee the following benefits:
(a)
Severance. In accordance with Section 5(b)(i) of the Employment Agreement, a severance payment (the “Severance Amount”) in the amount of $[__], less any required payroll taxes and other withholding. The Severance Amount shall be paid to Employee in equal installments in accordance with the Company’s normal payroll practices, but in no event less frequently than monthly, over a period of 12 months following the Separation Date (the “Severance Period”); provided, that no amount of the severance shall be payable until the revocation period for the Release described in Section 7 shall have expired (and Employee shall not have revoked Employee’s agreements in the Release). Any amount that would have been paid to Employee but for this provision, or Section 21 shall be accrued and paid to Employee on the first payroll date immediately following the expiration of such revocation period or delay period. The Severance Amount is in lieu of, and not in addition to, any severance that might be available to Employee by law, contract, policy, or otherwise, all of which are hereby waived by Employee. If Employee receives any other severance, the Severance Amount shall be reduced by the amount of such other severance.
(b)
Health Care Continuation. In accordance with Section 5(b)(ii) of the Employment Agreement, and subject to Employee timely electing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employee and Employee’s eligible dependents, if any, shall be reimbursed, on a monthly basis, for the costs of continued participation in the Company’s health plan (the “Health Plan”), as in effect from time to time, and subject to the rules thereof (including any requirement to make contributions or pay premiums, except that Employee shall contribute or pay on an after-tax basis) for the twelve-month period following the Separation Date. If the provision to Employee of the insurance coverage described in this paragraph would either: (A) violate the terms of the Health Plan (or any related insurance policies), or (B) violate any of the nondiscrimination requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to the health insurance coverage, then the Company, in its sole discretion, may elect to pay Employee, in lieu of the health insurance coverage described under this paragraph, a lump-sum cash payment equal to the cost of COBRA continuation coverage that would have been paid by the Company for Employee under the Health Plan.

Any consideration under this Section 5 is conditioned upon: (i) Employee signing and not revoking this Agreement as provided in Sections 23 and 24, (ii) Employee signing, delivering to the Company and not revoking the reaffirmation of the release in the form Attachment 1 (the “Reaffirmation”) within 21 days following the Separation Date, and (iii) Employee complying with all obligations under this Agreement, the Employment Agreement and the Restrictive Covenant Agreement.

6.
Payments. Employee acknowledges the payments and benefits specified in Section 4 and Section 5 are in full and complete satisfaction of all of the Company’s (and any of its affiliated entities’, including any PEI Group member’s) obligations under any contract, agreement, arrangement, policy, plan, practice, including, to the extent applicable, the Employment Agreement and the Plan, and otherwise at law, and that this amount paid is in lieu of any claim for salary, bonus (including any claim for an incentive award, including equity awards, for which employee may have been eligible), retention payments, transaction success payments, holiday pay, vacation, vacation pay, severance pay, life insurance, medical coverage, or any claim for payment or benefit not specifically mentioned in this Agreement. Except for any other obligations expressly set forth in this Agreement, the Company (and any of its affiliated entities, including any PEI Group member) will make no further payments to Employee, or make any payments or contributions on behalf of Employee, for salary, insurance, pension or any other compensation or benefits. Notwithstanding the foregoing, nothing in this Agreement affects or limits the Company’s or any of its affiliates’ (including any PEI Group member’s) obligations to Employee under any indemnification agreements, by-laws, directors’ and officers’ insurance policies, or any similar agreements or policies related to Employee’s service as an officer, director or employee of Company or any of its affiliates prior to the Separation Date (collectively, the “Indemnification Obligations”).
7.
General Release. EMPLOYEE HEREBY RELEASES, WAIVES, AND FOREVER DISCHARGES THE COMPANY AND EACH MEMBER OF THE PEI GROUP AND ANY AND ALL OF THEIR RESPECTIVE PAST OR PRESENT PREDECESSORS, SUCCESSORS, JOINT VENTURERS, SUBSIDIARIES, PARENTS, AND RELATED OR AFFILIATED ENTITIES, AND ANY AND ALL OF THEIR RESPECTIVE PAST OR PRESENT OFFICERS, MEMBERS, DIRECTORS, STOCKHOLDERS, OWNERS, ASSIGNS, INSURERS PARTNERS, AGENTS, ATTORNEYS, REPRESENTATIVES, EMPLOYEES, EMPLOYEE BENEFIT PROGRAMS (AND THE TRUSTEES, ADMINISTRATORS, FIDUCIARIES, AND INSURERS OF SUCH PROGRAMS), AND ANY OTHER PERSONS ACTING BY, THROUGH, UNDER OR IN CONCERT WITH ANY OF THE PERSONS OR ENTITIES LISTED IN THIS SECTION, AND THEIR SUCCESSORS (ALL COLLECTIVELY, THE “RELEASED PARTIES”), FROM ANY AND ALL MANNER OF ACTIONS, CAUSES OF ACTIONS, DEMANDS, CLAIMS, AGREEMENTS, PROMISES, DEBTS, LIABILITIES, LAWSUITS (INCLUDING CLAIMS FOR ATTORNEYS’ FEES, COSTS, BACK PAY, FRONT PAY, PUNITIVE DAMAGES, AND/OR COMPENSATORY DAMAGES), CONTROVERSIES, COSTS, EXPENSES AND FEES WHATSOEVER, WHETHER ARISING IN CONTRACT, TORT OR ANY OTHER THEORY OF ACTION, WHETHER ARISING IN LAW OR EQUITY, WHETHER KNOWN OR UNKNOWN, ASSERTED OR UNASSERTED, FROM THE BEGINNING OF TIME UP TO AND INCLUDING THE DATE OF THIS AGREEMENT (COLLECTIVELY, “CLAIMS”), EXCEPT FOR THOSE OBLIGATIONS CREATED BY OR ARISING OUT OF THIS AGREEMENT AND THOSE OBLIGATIONS SPECIFICALLY EXCLUDED UNDER THIS AGREEMENT. EMPLOYEE EXPRESSLY WAIVES THE BENEFIT OF ANY STATUTE OR RULE OF LAW WHICH, IF APPLIED TO THIS AGREEMENT, WOULD OTHERWISE PRECLUDE FROM ITS BINDING EFFECT ANY CLAIM AGAINST ANY RELEASED PARTY NOT NOW KNOWN BY EMPLOYEE TO EXIST. EXCEPT AS NECESSARY FOR EMPLOYEE TO ENFORCE THIS AGREEMENT, THIS AGREEMENT IS INTENDED TO BE A GENERAL RELEASE THAT BARS ALL CLAIMS. IF EMPLOYEE COMMENCES OR CONTINUES ANY CLAIM IN VIOLATION OF THIS AGREEMENT, ANY RELEASED PARTY AGAINST WHICH SUCH CLAIM IS MADE MAY ASSERT THIS AGREEMENT AS A BAR TO SUCH ACTION OR PROCEEDING. EMPLOYEE IS NOT, HOWEVER, WAIVING ANY RIGHT OR CLAIM THAT FIRST ARISES AFTER THE DATE THIS AGREEMENT IS EXECUTED.

Without in any way limiting the generality of the foregoing, this Agreement constitutes a full release and disclaimer of any and all Claims arising out of or relating in any way to Employee’s employment, continued employment, retirement, resignation, or termination of employment with the Company (and any of its affiliated entities, including any member of the PEI Group), whether arising under or out of a statute including, but not limited to, the Reconstruction-Era Civil Rights Acts, as amended, 42 U.S.C. §§ 1981 to 1988; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act of 1990, 29 U.S.C. § 621 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Immigration Reform and Control Act, 8 U.S.C. § 1324b; the National Labor Relations Act, 29 U.S.C. §§ 151-169; the Employee Retirement Income Security Act of 1974, 29 U.S.C. Ch. 18; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 to 2109; the Americans With Disabilities Act of 1990 and the Americans with Disabilities Act Amendments Act of 2008, 42 U.S.C. § 12101 et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq.; the Employee Polygraph Protection Act, 29 U.S.C. § 2001 et seq.; the Genetic Information Non-Discrimination Act, 42 U.S.C. §§ 2000ff et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Illinois Human Rights Act, as amended (if applicable), 775 ILCS § 5; the Victims’ Economic Security and Safety Act, 820 ILCS § 180; the Illinois Wage Payment and Collection Act, 820 ILCS § 115; the Illinois Right to Privacy in the Workplace Act, 820 ILCS § 55; the Illinois Equal Pay Act of 2003, 820 ILCS § 112; the Illinois Equal Wage Act, 820 ILCS § 110; the Illinois Wages for Women and Minors Act, 820 ILCS § 125; the Illinois Religious Freedom Restoration Act, 775 ILCS § 35; the Illinois Personnel Records Review Act, 820 ILCS § 40; the Illinois One Day Rest in Seven Act, 820 ILCS § 140; the Illinois Minimum Wage Law, 820 ILCS § 105; the Illinois Whistleblower Act, 740 ILCS § 174; the Illinois Worker Adjustment and Retraining Notification Act, 820 ILCS § 65; any and all claims under the Illinois Constitution; and any other federal, state, county, municipal or local statute, ordinance or regulation, all as may be amended from time to time, any collective bargaining agreement, or common law claims or causes of action in each case relating to alleged discrimination, harassment, retaliation (including whistleblower-type claims), breach of express or implied contract, violations of public policy, promissory estoppel, breach of good faith and fair dealing, wrongful or retaliatory discharge, fraud, negligent misrepresentation, infliction of emotional distress, assault and/or battery, defamation, loss of consortium, or any other tortious action, inaction, or interference of any sort, defamation, libel, slander, personal or business injury, including attorneys’ fees and costs, all claims for salary, bonus, vacation pay, and reimbursement for expenses. Except as set forth in Section 7(c) below, Employee specifically waives the right to recover in Employee’s own lawsuit as well as the right to recover in a suit brought by any other entity on Employee’s own behalf. To the extent applicable, the parties agree to waive the requirements of Illinois statute 735 ILCS 5/2 2301.

8.
Covenant Not to Sue.
(a)
A “covenant not to sue” is a legal term which means a promise not to file a lawsuit in court. It is different from the release of claims provided for in Section 7 above. In addition to waiving and releasing the claims provided for in Section 7 above, in consideration for the promises set forth in this Agreement, and to the extent permitted by law, Employee covenants that he will not file, commence, institute, or prosecute any lawsuits, class actions, complaints by himself or collectively in any state or federal court, against the Company or any of the Released Parties based on, arising out of, or connected with any of the claims released by Employee under this Agreement.
(b)
If Employee breaches the covenant contained in Section 8(a), provision of the benefits under Section 4 above shall cease, and the Company shall have no further obligation at any time to provide benefits. In addition, if Employee breaches the covenant contained in Section 8(a), Employee shall indemnify the Company and any of the Released Parties for all damages, costs and expenses, including, without limitation, legal fees, incurred by the Company or any of the Released Parties in defending, participating in, or investigating any matter or proceeding covered by this Section 8(b).
(c)
Notwithstanding this Covenant Not to Sue, Employee retains the right: (i) to cooperate, participate in or assist in any governmental or regulatory entity investigation or proceeding; (ii) to report any allegations of unlawful conduct to federal, state, or local officials for investigation including, but not limited to, alleged criminal conduct or “unlawful employment practices” as that term is defined in the Illinois Workplace Transparency Act, 820 ILCS 96/1-15; (iii) to make truthful statements and testify truthfully in any government agency or court proceeding; and (iv) to file a claim or charge with the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, or any other, similar federal, state, or local agency dealing with employee rights. However, under this Covenant Not to Sue, Employee will no longer have a right to recover any equitable or monetary relief from the Released Parties in any claim, action, or suit against the Released Parties which is brought by or through any federal, state, or local agency, or anyone else representing or purporting to represent Employee’s interests, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002.
(d)
Nothing in this Section 8 bars Employee from filing suit to enforce this Agreement or the Indemnification Obligations.
9.
No Assignment of Claims. Employee represents that Employee has neither assigned or transferred nor purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein.
10.
Assistance Upon Request. Employee shall, during the twenty-four (24) month period following Employee’s Separation Date, provide accurate information or testimony or both in connection with any legal matters as may be reasonably requested by the Company or the Board, but Employee shall not disclose or discuss with anyone who is not directing or assisting in any investigation or case involving the Company or any other member of the PEI Group, other than an attorney representing the Company and another member of the PEI Group, the fact of or the subject matter of any investigation, except as required by law.

The Company or any other member of the PEI Group requesting assistance from Employee shall reasonably accommodate Employee’s schedule so that Employee may assist the Company or any other member of the PEI Group after Employee’s Separation Date. The Company or any other member of the PEI Group requesting assistance from Employee shall reimburse Employee for all reasonable expenses incurred in connection with such accommodation. Employee shall also provide all business-related information and reasonable assistance to the Company and any other member of the PEI Group following Employee’s Separation Date as reasonably requested by the Company or the Board.
11.
Non-Disparagement. Except as provided for in the whistleblower protections set forth in Sections 4, and 7 above, and as otherwise set forth in Section 8(c) above, Employee shall not disparage, place in a false or negative light or criticize, or make any false statements that may damage the reputation of, orally or in writing, the Company or any member of the PEI Group, any of the Released Parties, their business practices, products, policies, services, decisions, directors, officers, employees, agents, representatives, advisors or any other entity or person covered by this Agreement.
12.
Company Property and Expenses. Employee shall, within seven days of the Separation Date, do the following:
(a)
Return all Company property (and any of its affiliated entities’ property, including that of any member of the PEI Group), including, but not limited to, Proprietary Information, keys, office passes, credit cards, computers, computer diskettes, electronic files and documents, however stored, mobile phones, memoranda, manuals, customer and price lists, marketing and sales plans, office equipment, fax machines, mobile telephones, sales records, strategic planning documents, business records and any other materials and information obtained during Employee’s employment with the Company.
(b)
Submit all outstanding expenses and clear all personal advances and loans. Employee acknowledges that any amounts unaccounted for and due to the Company will be deducted from the payments provided for in Section 5.
13.
Non-Admissions. Employee and the Company acknowledge that nothing in this Agreement is meant to suggest or imply that the Company or any other Released Party has violated any law or contract or otherwise engaged in any wrongdoing of any kind. This Agreement is entered into merely to resolve any differences between the parties amicably and without the necessity or expense of litigation.
14.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors, heirs, assigns, administrators, executors and legal representatives of the parties and other entities described in this Agreement.
15.
Consequences of Breach. The parties acknowledge that actual damages incurred as a result of a breach of this Agreement may be difficult to measure. Therefore, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. Also, in addition to any other remedies, in the event of a breach of this

Agreement by Employee, including but not limited to Employee’s breach of the provisions contained in in the Restrictive Covenants Agreement or Sections 11 or 12 above:
(a)
The Company may elect to suspend or terminate payment of any or all of the consideration provided for in Section 5 of this Agreement except that Employee shall receive and may retain at least $100 of such consideration;
(b)
The Company may require the forfeiture of any Retained RSUs that have not been settled and paid to Employee and, or any Retained RSUs that have been so settled, the repayment of the value of such Retained RSUs as of the settlement date thereof; and
(c)
The Company may elect to require Employee to repay to the Company all but $100 of the payments and benefits received by Employee pursuant to Section 5 of this Agreement.

Employee acknowledges that (i) the actual damages of the Company may be extremely difficult to ascertain with precision in the event of a breach by Employee of this Agreement, (ii) the suspension, termination and repayment of all but $100 of the consideration received by Employee pursuant to Section 5 of this Agreement will represent a reasonable approximation of the actual damages that the Company will incur in the event such a breach by Employee and (iii) the Company’s election to suspend, terminate or require repayment of all but $100 of the consideration received by Employee pursuant to Section 5 of this Agreement will be intended as, and will represent, lawful liquidated damages and not an unlawful penalty. Notwithstanding the foregoing, the Company shall provide Employee notice and a reasonable opportunity to cure any alleged breach of this Agreement, but the Company will not be required to provide Employee more than ten (10) days to cure any such alleged breach under any circumstance. Unless the Company elects liquidated damages as provided above, nothing in this provision shall prevent either party from seeking other forms of damages caused by a breach.

16.
Employee Representations. Unless expressly stated herein, Employee is unaware of any actions by the Company or any of the Released Parties up through and including the Separation Date that evidences: (i) any inappropriate, discriminatory, unlawful, unethical, or retaliatory conduct of any kind whatsoever against or relating to Employee (“Inappropriate Conduct”), or (ii) any failure of the Company to reasonably investigate or respond to any complaint that Employee has made about Inappropriate Conduct. In addition, Employee acknowledges that Employee has not suffered any on-the-job injury for which Employee has not already filed a claim. The Company may require Employee to update these representations on or following the Separation Date.
17.
Severability. In the event that any condition or provision in any Section of this Agreement shall be held by a court of competent jurisdiction from which there is no appeal to be invalid, illegal or contrary to public policy and incapable of being modified, this Agreement shall be construed as though such provision or condition did not appear therein and the remaining provisions of this Agreement shall continue to full force and effect.

18.
Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Chicago, Illinois in accordance with the JAMS Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. If any person or entity other than Employee or the Company is a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 18 shall be specifically enforceable. Notwithstanding the foregoing, this Section 18 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided, however, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 18. Further notwithstanding the foregoing, this Section 18 shall not limit the Company’s ability to terminate Employee’s employment at any time.
19.
Governing Law/Agreed Venue. This Agreement is made and entered into in the State of Illinois and in all respects the rights and obligations of the parties will be interpreted, enforced and governed in accordance with the laws of the State of Illinois without regard to the principles of conflict of laws. Any and all lawsuits, legal actions or proceedings against either party arising out of this Agreement will be brought in the Illinois state or federal court of competent jurisdiction sitting nearest to Lake County, Illinois, and each party hereby submits to and accepts the exclusive jurisdiction of such court (and any appellate courts therefrom) for the purpose of such suit, legal action or proceeding. Each party hereby irrevocably waives any objection it may now have or hereinafter have to this choice of venue of any suit, legal action, or proceedings in any such court and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum.
20.
Duty to Cooperate. The parties shall cooperate fully to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Agreement that are not inconsistent with its terms.
21.
Tax Matters. The Company, its subsidiaries and affiliates may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes or social security charges as may be required to be withheld pursuant to any applicable law or regulation. Employee acknowledges and agrees that, as a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code, a portion of the payments and/or benefits that Employee may receive under this Agreement may be subject to additional tax under Section 409A(a)(1)(B) of the Code unless the commencement of such payments and/or benefits will be delayed until the earlier of (x) the date that is six months following the Separation Date or (y) the date of Employee’s death. Each payment under this Agreement as a result of the separation of Employee’s service shall be considered a separate payment for purposes of Section 409A of the Code. None of the Company, its subsidiaries or affiliates guarantees any tax result with respect to any payments or benefits provided hereunder. Executive is responsible for all taxes owed with respect to all such payments and benefits.
22.
Entire Agreement. This Agreement, along with the Employee Agreement, the grant materials related to the Retained RSUs and the Restrictive Covenant Agreement, contains the entire agreement between Employee and the Company and it fully supersedes any and all prior agreements and understandings between Employee and any of the Released Parties, except for any earlier restrictive covenant, nondisclosure, noncompetition, or confidentiality agreements, or any combination of these items, and for the Indemnification Obligations, all of which are expressly not superseded but instead remain fully valid. Employee acknowledges that no representations, promises, agreements or inducements (whether written or oral) have been made to Employee which are not stated in this Agreement and that Employee’s execution of this Agreement is not based on any representation, promise, agreement or inducement which is not contained in this Agreement. This Agreement will not be modified or altered except by a subsequent written agreement signed by the parties.
23.
Consideration of Agreement and Revocation Period.
(a)
ADEA Release Requirements Satisfied: Employee acknowledges that this Agreement satisfies all applicable legal requirements to validly release any Claims (including Claims arising under the Age Discrimination in Employment Act, as amended (the “ADEA”). These requirements are that (i) Employee voluntarily entered into this Agreement with full knowledge of its terms (i.e., free from fraud, duress, coercion or mistake of fact); (ii) this Agreement is in writing and fully comprehensible and understandable to Employee; (iii) this Agreement explicitly waives current ADEA claims; (iv) this Agreement does not waive future ADEA claims; (v) the Severance Amount constitutes money to which Employee would not be entitled in the absence of him entering into this Agreement; (vi) the Company provided Employee with at least 21 days in which to decide whether to enter into this Agreement; and (viii) the Company provided Employee with at least seven days within which to revoke this Agreement after signing it.
(b)
Consideration Period: Employee acknowledges that, before signing this Agreement, he was allowed at least 21 days in which to consider this Agreement. Employee waives any right to additional time within which to consider this Agreement. Employee further acknowledges that: (i) he took advantage of the time he was given to consider this Agreement before signing it; (ii) he carefully read this Agreement; (iii) he fully understands it; (iv) he is entering into it voluntarily; (v) he will receive the Severance Amount in exchange for her execution of this Agreement, which he would not otherwise be entitled to receive; and (vi) the Company, in writing, encouraged Employee to discuss this Agreement with an attorney (at his own expense) before signing it, and that Employee did so to the extent he deemed appropriate.
(c)
Revocation Period: Employee further understands that he may revoke this Agreement within seven (7) days after signing it. In order for any revocation to be effective, Employee must deliver by email or overnight delivery to JD Bowlin, Chief HR Officer, Pactiv Evergreen Inc., 1900 W. Field Court, Lake Forest, IL 60045 by 5:00 PM, Chicago time on the seventh day following the date on which he signs the Agreement, a written statement signed by Employee indicating that Employee wishes to revoke this Agreement. Employee and the Company understand this Agreement will not become enforceable or effective until the revocation period has expired without revocation by Employee and both parties have executed this Agreement. Employee expressly acknowledges and understands that the Company will not be obligated to take any of the actions described in this Agreement unless and until this Agreement becomes enforceable and effective. In the event Employee exercises Employee’s right to revoke this Agreement, all obligations of the Company under this Agreement will immediately cease. If Employee declines to accept this Agreement, delivery of this Agreement to Employee will serve as the Company’s notice of termination without cause to Employee under the Employment Agreement.
24.
Effective Date. This Agreement will not become effective until the eighth day after Employee executes this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date or dates set forth below.

EMPLOYEE:

____________
Jonathan Baksht

Date: _____________

EMPLOYER:

Pactiv LLC

By:

Name: J.D. Bowlin

Title: Chief Human Resources Officer

Date: _____________

Attachment 1

Reaffirmation

This page represents your reaffirmation of the commitments set forth in the Separation Agreement from Pactiv LLC dated for reference and delivered to you on [__] the (“Separation Agreement”) from the date you signed the Separation Agreement through the date that you sign this Reaffirmation, and you hereby agree that the release of claims pursuant to Section 7 of the Separation Agreement extends to cover any act, omission or occurrence occurring up to and including the date you sign this Reaffirmation. You will have seven (7) days following your execution of this Reaffirmation to revoke your signature by notifying, in writing, to the Chief Human Resources Officer of Pactiv Evergreen Inc., of this fact within such seven (7) day period. If you revoke your signature on this Reaffirmation, you will forego all benefits in the Separation Agreement other than payment to you of $100.

I ratify and reaffirm the commitments set forth in the Separation Agreement:

By:_______________

Jonathan Baksht

Date:

By: Name: Title:

Schedule C

Restrictive Covenant Agreement

This Restrictive Covenant Agreement, dated as of May 27, 2022 (this “Agreement”), by and between Pactiv LLC (the “Company”) and Jonathan Baksht (“Employee”). The Company is an indirect subsidiary of Pactiv Evergreen Inc. (“PEI”). PEI and its direct and indirect subsidiaries are referred to in this Agreement at times as the “PEI Group.” The PEI Group are intended third-party beneficiaries of the Company under this Agreement with the rights, but not the obligations, of Company as employer. The Board of Directors of PEI (the “Board”) may elect to exercise certain rights on behalf of the Company or any other member of the PEI Group as provided in this Agreement.

R E C I T A L S

WHEREAS, the Company and Employee have entered into an Employment Agreement of even date herewith. The execution of this Restrictive Covenant Agreement is a condition to the Company’s obligations under the Employment Agreement; and

WHEREAS, in addition, the Company is providing Employee other consideration for Employee’s execution of this Agreement, as provided in a separate letter of even date herewith.

NOW, THEREFORE, the Company and Employee agree as follows:

1. Definitions. As used in this Agreement:

(a) “Company Product” means any product developed, manufactured, produced or distributed by the Company and all other members of the PEI Group during the 24-month period immediately preceding the termination of Employee’s employment with the Company. Such a product shall only constitute the Company Product for purposes of this Agreement if, as a result of Employee’s employment with the Company or service to or representation of any other member of the PEI Group, Employee had access to Proprietary Information related to the product or Employee designed, marketed, or interacted with Customers or Prospective Customers regarding the product during the 12-month period immediately preceding the termination of Employee’s employment with the Company.

(b) “Competitive Activity” means the marketing, distribution, promotion, sales, development, delivery, or servicing of any Company Product.

(c) “Competitor Company” means i) those entities listed on Attachment 1 plus (ii) such other entities that the Company reasonably determines are engaged in a Competitive Activity, minus (iii) such entities that the Company reasonably determines are no longer engaged in a Competitive Activity. Company shall notify Employee in writing of any additions to or deletions from Attachment 1.

(d) “Customer” means any business, including without limitation customers or distributors, with whom the Company and any other member of the PEI Group transacted business during the 24-month period immediately preceding the termination of Employee’s employment with the Company. Such a person or entity shall only constitute a Customer for purposes of this Agreement if, as a result of Employee’s employment with the Company or service to or representation of any other member of the PEI Group, Employee had Material Contact with, or knew Proprietary Information of or about, the Customer during the 24-month period immediately preceding the termination of Employee’s employment with the Company.

(e) “Material Contact” means any contact between Employee and any Customer or Prospective Customer:

(i) with whom or with which Employee dealt on behalf of the Company or any other member of the PEI Group;

(ii) whose dealings with the Company or any other member of the PEI Group were coordinated or supervised by Employee;

(iii) who receives products or services sold or provided by the Company or any other member of the PEI Group, the sale or provision of which results or resulted in compensation, commissions, or earnings for Employee, within the 12-month period preceding the last day of Employee’s employment with the Company; or

(iv) that resulted in Employee obtaining Proprietary Information about a Customer or Prospective Customer.

(f) “Proprietary Information” means confidential or proprietary information or trade secrets of the Company and other members of the PEI Group, or of any customer, supplier or other person who entrust their confidential or proprietary information or trade secrets to the Company or any other member of the PEI Group (each being a “Protected Party”), including, but not limited to, materials and information, whether written, electronic, or otherwise: a) disclosed to Employee or known by Employee as a result of his or her employment with the Company or service to or representative of any other member of the PEI Group, b) which is not generally known, and c) which relates to or concerns a Protected Party’s: innovations; ideas; plans; processes; structures; systems; know-how; algorithms; computer programs; software; code; publications; designs; methods; techniques; drawings; apparatuses; government filings; patents; patent applications; materials; devices; research activities; reports and plans; specifications; promotional methods; financial information; forecasts; sales, profit and loss figures; personal identifying information of employees; marketing and sales methods and strategies; plans and systems; customer protocols and training programs; customer, prospective customer, vendor, licensee and client lists; information about customers, prospective customers, vendors, licensees and clients; information about relationships between a Protected Party or its affiliates and their business partners, acquisition prospects, vendors, suppliers, prospective customers, customers, employees, owners, licensees and clients; information about deals and prospective deals; information about products, including but not limited strengths, weaknesses and vulnerabilities of existing products, as well as product strategies and roadmaps for future products and releases; and information about pricing including but not limited to license types, models, implementation costs, discounts and tolerance for discounts. Proprietary Information shall also include all information and matters specifically designated as proprietary and/or confidential by a Protected Party or its affiliates or their customers or other business partners. The following information will not be considered Proprietary Information under this Agreement: a) information that has become generally available to the public through no wrongful act of Employee; b) information that Employee identified prior to Employee’s employment with the Company; and c) information that is disclosed to the public pursuant to the binding order of a government agency or court.

(g) “Prospective Customer” means any prospective business, including without limitation prospective customers and prospective distributors, with whom the Company or any other member of the PEI Group was attempting to transact business within the six-month period immediately preceding the termination of Employee’s employment with the Company. Such a person or entity shall only constitute a

Prospective Customer for purposes of this Agreement if, as a result of Employee’s employment with the Company, Employee had Material Contact with, or knew Proprietary Information of or about, the Prospective Customer during the six-month period immediately preceding the termination of Employee’s employment.

2. Legitimate Interest. Due to the nature of the business of the Company and other members of the PEI Group, certain of the employees of the Company and other members of the PEI Group, including Employee, have access to Proprietary Information. Likewise, via their employment, certain of the employees of the Company and members of the PEI Group, including Employee, receive specialized training and/or shall be introduced to, given the opportunity to develop personal contacts with, and actually develop an advantageous familiarity as to the Customers and Prospective Customers. If the confidential or “trade secret” information, specialized training, or contacts and familiarity were made available to the competitors of the Company and other members of the PEI Group or other individuals outside the Company and other members of the PEI Group, or otherwise used against the interests of the Company and other members of the PEI Group, it would undoubtedly result in a loss of business or competitive position for the Company or other members of the PEI Group and/or harm the goodwill of the Company or other members of the PEI Group and their investment in developing and maintaining their business relationships. Employee also agrees he holds a position uniquely essential to the management, organization, and/or service of the Company and other members of the PEI Group and the business of the PEI Group is inherently global in character.

3. Disclosure of Existing Obligations. Except as disclosed in writing on Attachment 2, Employee certifies the following:

(a) Employee is not bound by any written agreement or other obligation that directly or indirectly (i) restricts Employee from using or disclosing any confidential or proprietary information of any person or entity, (ii) restricts Employee from competing with, or soliciting actual or potential customers or business from, any person or entity, (iii) restricts Employee from soliciting any current or former employees of any person or entity, or (iv) limits Employee’s ability to perform any assigned duties for the Company or any other members of the PEI Group.

(b) Employee does not have in Employee’s possession any confidential or proprietary information or documents belonging to others (except as disclosed in Attachment 2), and will not use, disclose to, or induce the Company or any other member of the PEI Group to use any such information or documents. To the extent Employee possesses any confidential information or documents from a former employer or other party, Employee agrees to immediately return any such confidential information or documents to the owner unless Employee has express written authorization to retain it or them or destroy such information or documents.

(c) Employee understands that the Company expects Employee to fulfill any contractual and fiduciary obligations Employee may owe to any former employer or other party, and Employee agrees to do so. Prior to execution of this Agreement, Employee certifies that Employee tendered to the Company all agreements and understandings described by this Section 3.

4. Work Made for Hire - Assignment of Inventions.

(a) Employee understands and agrees all “Work” (defined to mean all concepts, data, databases, inventions, formulas, discoveries, improvements, trade secrets, original works of authorship, know-how, algorithms, computer programs, software, code, publications, websites, designs, proposals, strategies, processes, methodologies and techniques, and any and all other information, materials and intellectual property, in any medium) that Employee, alone or jointly, creates, conceives, develops, or reduces to practice or causes another to create, conceive, develop, or reduce to practice, shall be a “work made for hire” within the meaning of that term under United States Copyright Act, 17 U.S.C. §§101 et seq. Employee agrees to promptly disclose to the Company, or any persons designated by it, all Work. Employee agrees to and hereby assigns and transfers to the Company, effective as of the date of its creation, any and all rights, title and interest Employee may have or may acquire in any Work (including any Work not deemed, for whatever reason, to have been created as a work made for hire), effective as of the date of its creation, including any and all intellectual property rights in the Work, and the right to prosecute and recover damages for all infringements or other violations of the Work.

(b) Employee hereby gives the Company and other members of the PEI Group the unrestricted right to use, display, distribute, modify, combine with other information or materials, create derivative works based on, sell, or otherwise exploit for any purpose, the Work and any portion thereof, in any manner and medium throughout the world. Employee irrevocably waives and assigns to the Company any and all so-called moral rights Employee may have in or with respect to any Work. Upon the Company’s request, Employee shall promptly execute and deliver to the Company any and all further assignments, patent applications, or such other documents as the Company may deem necessary to effectuate the purposes of this Agreement. Employee hereby irrevocably designates and appoints the Company and its officers and agents as Employee’s agent and attorney-in-fact, with full powers of substitution, to act for and on Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts as permitted in the preceding paragraph with the same legal effect as if executed by Employee. The foregoing agency and power shall only be used by the Company if Employee fails to execute within five business days after the Company’s request related to any document or instrument described above. Employee hereby waives and quitclaims to the Company all claims of any nature which Employee now has or may later obtain for infringement of any intellectual property rights assigned under this Agreement or otherwise to the Company.

(c) Employee has identified on Attachment 3 all inventions or improvements relevant to the subject matter of Employee’s engagement with the Company and other members of the PEI Group that Employee desires to remove from the operation of this Agreement, and Employee’s post-employment restrictions. If there is no such list on Attachment 3, Employee represents that Employee has made no such inventions and improvements at the time of signing this Agreement.

(d) The provisions of this Agreement requiring the assignment to the Company of Employee’s rights to certain inventions do not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company or other member of the PEI Group was used and which was developed entirely on Employee’s own time, unless (i) the invention relates a) directly to the business of the Company and other members of the PEI Group, or (ii) to the actual or demonstrably anticipated research or development of the Company or other members of the PEI Group, or (iii) the invention results from any work performed by Employee for the Company or other members of the PEI Group.

5. Restrictive Covenants.

(a) Non-Solicitation of Customers. Employee agrees that, during Employee’s employment with the Company and for a period of 12 months following the termination of Employee’s employment, Employee shall not, on behalf of any entity or person other than the Company and other members of the PEI Group, directly or indirectly, contact or solicit any Customer, for the purpose of delivering, selling, or otherwise offering a product that is the same or similar to that of the Company Product.

(b) Non-Solicitation of Prospective Customers. Employee agrees that, during Employee’s employment with the Company and for a period of 12 months following the termination of Employee’s employment, Employee shall not, on behalf of any entity or person other than the Company and other members of the PEI Group, directly or indirectly, contact or solicit any Prospective Customer, for the purpose of delivering, selling or otherwise offering a product that is the same or similar to that of the Company Product.

(c) Non-Solicitation of Employees. Employee agrees that, during Employee’s employment with the Company and for a period of 12 months following the termination of Employee’s employment, Employee shall not, directly or indirectly: a) induce or attempt to induce any employee of the Company and of any other member of the PEI Group or of any of their respective affiliates with whom Employee had a working relationship in the 24 months prior to the termination of Employee’s employment to terminate his or her employment with the Company; b) hire or employ, or attempt to hire or employ, any employee of the Company or of any other member of the PEI Group or of any of their respective affiliates with whom Employee had a working relationship in the 24 months prior to the termination of Employee’s employment; or c) assist any other person or entity in doing any of the foregoing.

(d) Limited Non-Competition. Employee agrees that during Employee’s employment with the Company and for a period of 12 months following the termination of Employee’s employment, Employee shall not, (i) work for any Competitor Company or (ii) anywhere in North America (United States, Mexico or Canada) or in any other country in which a member of the PEI Group manufactures or sells Company Products: (x) act in any capacity, whether or not for consideration, for any person or entity that is engaged in a Competitive Activity, or is actively planning to engage in a Competitive Activity with the Company or any other member of the PEI Group, to the extent Employee would inevitably rely upon the Proprietary Information in his work for that person or entity; (y) act in the same or substantially similar capacity that Employee acted in for the Company or any other member of the PEI Group, whether or not for consideration, for any person or entity that is engaged in a Competitive Activity, or is actively planning to engage in a Competitive Activity with the Company or any other member of the PEI Group; or (z) take, facilitate or encourage any action the purpose or effect of which is to evade the intent of this subsection. Notwithstanding the global nature of the business of the Company and other members of the PEI Group, the extent to which Employee has been (or will be) exposed to Proprietary Information, and the ability of Employee to carry out Employee’s work remotely, regardless of physical location, Employee acknowledges the geographic scope of the post-employment restriction in this Section 5(d) is reasonable and appropriate.

(e) Confidentiality Covenant. During Employee’s employment with the Company and following the termination of Employee’s employment:

(i) Employee shall not disclose or transfer, directly or indirectly, any Proprietary Information to any person or entity other than as authorized by the Company. Employee understands and agrees that disclosures authorized by the Company or Board for the benefit of the Company and other members of the PEI Group must be made in accordance with the policies and practices of the Company and Board designed to maintain the confidentiality of Proprietary Information, for example providing information after obtaining signed non-disclosure or confidentiality agreements;

(ii) Employee shall not use, directly or indirectly, any Proprietary Information for the benefit or profit of any person or organization, including Employee, other than the Company and other members of the PEI Group;

(iii) Employee shall not remove or transfer from any of the s offices or premises any materials or property of the Company or any other member of the PEI Group (including, without limitation, materials and property containing Proprietary Information), except as is strictly necessary in the performance of Employee’s assigned duties as an employee;

(iv) Employee shall not copy any Proprietary Information except as needed in furtherance of and for use in the business of the Company and other members of the PEI Group. Employee agrees that copies of Proprietary Information must be treated with the same degree of confidentiality as the original information and are subject to the same restrictions contained in this Agreement;

(v) Employee shall promptly upon the Company’s or Board’s request, and in any event promptly upon the termination of Employee’s employment with the Company, return all materials and property removed from or belonging to the Company and other members of the PEI Group and Employee will not retain copies of any of such materials and property;

(vi) Employee shall take all reasonable steps to preserve the confidential and proprietary nature of Proprietary Information and to prevent the inadvertent or accidental disclosure of Proprietary Information; and

(vii) Employee shall not use or rely on the confidential or proprietary information or trade secrets of a third party in the performance of Employee’s work for the Company and other members of the PEI Group except when obtained through lawful means such as contractual teaming agreements, purchase of copyrights, or other written permission for use of such information.

(f) Scope of Covenants. The parties desire for the restrictive covenants, including any time period and geographic scope, to be construed as broadly as permitted by applicable law. It is the parties’ intent, and a critical inducement to the Company entering into this Agreement, to protect and preserve the legitimate interests of the Company and other members of the PEI Group, and thus the parties agree that the time period and the geographic coverage and scope of the post-employment restrictions herein are reasonable and necessary. However, if a court of competent jurisdiction finds that the time period of any of the foregoing post-employment restrictions is too lengthy, the geographic scope is too broad, or the agreement overreaches in any way, the parties authorize and respectfully ask the court to modify or, if modification is not possible, strike the offending portion, but only that portion, and grant the relief reasonably necessary to protect the interests of the Company and other members of the PEI Group so as to achieve the original intent of the parties.

(g) Remedies. Employee agrees that a threatened or existing violation of any of the restrictions contained in this Agreement would cause irreparable injury to one or more of the Company and other members of the PEI Group for which such person would have any adequate remedy at law and agrees that the Company and other members of the PEI Group will be entitled to obtain injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it at law or in equity. Employee also agrees that Employee will be liable to the Company and other members of the PEI Group for the attorneys’ fees, expert witness fees, and costs incurred by such persons as a result of: (i) any action by the Company or other members of the PEI Group against Employee to enforce any of the restrictions contained in this Agreement in which the Company or any other member of the PEI Group prevails in any respect, or (ii) any action by Employee against the Company or any other member of the PEI Group challenging the legal enforceability of any such restriction in which Employee does not prevail. Employee’s obligations under each sub-section of Section 5 of this Agreement are distinct, separable, and independently enforceable. The real or perceived existence of any claim or cause of action against the Company or any other member of the PEI Group, whether predicated on this Agreement or some other basis, will not alleviate Employee of Employee’s obligations under this Agreement and will not constitute a defense to the enforcement by the Company or other members of the PEI Group of restrictions contained herein.

(h) Alternative Dispute Resolution. Any controversy or claim arising out of or relating to this Restrictive Covenant Agreement or the breach thereof shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Chicago, Illinois in accordance with Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than Employee or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 5(h) shall be specifically enforceable. Notwithstanding the foregoing, this Section 5(h) shall not preclude the Company from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction with respect to the Company’s enforcement of the Restrictive Covenant Agreement; provided, however, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 5(h). Further notwithstanding the foregoing, this Section 5(h) shall not limit the Company’s ability to terminate Employee’s employment at any time.

(i) Tolling of Time Periods. Employee agrees that in the event Employee violates any subsection of Section 5 of this Agreement as to which there is a specific time period during which Employee is prohibited from certain actions and activities, such violation shall toll the running of such time period from the date of such violation until the date the violation ceases.

(j) Inevitable Use of Proprietary Information. Employee acknowledges and agrees that, after Employee’s separation of employment, Employee will possess the Proprietary Information which Employee would inevitably use if Employee were to engage in the conduct prohibited by Section 5 (including each of its sub-sections), that such use would be unfair and extremely detrimental to the Company and other members of the PEI Group and, in view of the benefits provided to Employee in this Agreement, that such conduct on his part would be inequitable. Accordingly, Employee separately and severally agrees for the benefit of the Company and the other members of the PEI Group to be bound by each of the covenants described above.

6. Reasonable Restrictions. Employee acknowledges that it is necessary and appropriate for the Company and other members of the PEI Group to protect their legitimate business interests by restricting Employee’s ability to engage in certain competitive activities and any violation of such restrictions would result in irreparable injury to the legitimate business interests of the Company and other members of the PEI Group. The parties agree that the restrictions contained in this Agreement are drafted narrowly to safeguard the legitimate business interests of the Company and other members of the PEI Group while not unreasonably interfering with Employee’s ability to obtain other employment.

7. Entire Agreement. No representation, promise, understanding, or warranty not set forth herein has been made or relied upon by either party in making this Agreement. No modification, amendment or addition will be valid, unless set forth in writing and signed by the party against whom enforcement of any such modification, amendment or addition is sought. Notwithstanding, this Agreement supersedes any prior confidentiality agreements or restrictive covenants between the Company and Employee provided however that if a court of competent jurisdiction refuses to enforce this Agreement, then the parties agree that the term of any prior confidentiality or restrictive covenants shall govern.

8. At Will Employment. Nothing in this Agreement shall be deemed to constitute a contract of employment for any given duration. The relationship between the Company and Employee shall be employment-at-will and either the Company or Employee may terminate it at any time for any reason without liability.

9. Obligation to Inform Others of Post-Employment Restrictions.

(a) To protect the rights of the Company and other members of the PEI Group under this Agreement:

(i)
For a period of 12 months after the termination of Employee’s employment with the Company for any reason, Employee shall provide the Company and Board with complete and accurate information concerning Employee’s plans for employment and shall inform any prospective or subsequent employer of the post-employment restrictions contained in this Agreement or any other policy or agreement between Employee and the Company and any other member of the PEI Group that may be in effect on Employee’s last day of employment. Employee understands that Employee has a duty to contact the Company and Board if Employee has any questions regarding whether or not conduct by Employee would be restricted by this Agreement.

(ii)
Employee shall make the terms and conditions of the post-employment restrictions in this Agreement known to any business, entity or persons engaged in activities competitive with the business of the Company and other members of the PEI Group with which Employee becomes associated during Employee’s employment with the Company and in the 12-month period after the termination of Employee’s employment

(b) The Company or Board may, in its sole and absolute discretion, permit Employee to engage in work or activity that would otherwise be restricted by this Agreement, if Employee first provides the Company and Board with written evidence satisfactory to the Company and Board, including assurances from any new employer, that the contribution of Employee’s knowledge to that work or activity will not cause Employee to disclose, base judgment upon, or use Proprietary Information. Employee shall not engage in such work or activity unless and until Employee receives written consent from the Company and Board.

10. Assignment of Agreement. The Company may assign this Agreement, its rights, interests and remedies under this Agreement, and its obligations under this Agreement, at any time in the discretion of the Company and without notice to Employee. The validity of this Agreement will not be affected by the sale (whether via a stock or asset sale), merger, or any other change in ownership of the Company. Employee understands that Employee’s obligations under this Agreement are personal, and that Employee may not assign this Agreement, or any of Employee’s rights, interests, or obligations under this Agreement.

11. Non-Waiver. No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder, will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein will be cumulative and in addition to any rights or remedies provided by law or equity.

12. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any conflict of law principles.

13. Consent to Jurisdiction. The parties expressly consent to the exclusive jurisdiction of the state or federal courts of Illinois to resolve any and all disputes arising under the post-employment restrictions contained in Section 5 of this Agreement and hereby waive any right that they might have to object to jurisdiction or venue within such court or any defense based on the doctrine of forum non conveniens.

14. Entire Agreement. This is the entire agreement and understanding between Employee and the Company with respect to the matters contained in this Agreement. This Agreement supersedes any and all prior discussions, communications and agreements with respect to the subject matter of this Agreement. Any prior or contemporaneous discussions, communications or agreements about the subject matter of this Agreement have no effect, are not binding on either party and are superseded by this Agreement.

15. Counterparts & Signatures. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Electronic (PDF, etc.) and other copies or duplicates of this Agreement are valid and enforceable as originals. Similarly, Agreements signed by hand, electronically (DocuSign or similar service) or, on behalf of the Company, by signature stamp, are valid and enforceable as original signatures.

16. Notice of Immunity. Employee understands that nothing in this Agreement is intended to prohibit Employee from disclosing information, including Proprietary Information, which is permitted to be disclosed by the Federal Defend Trade Secrets Act, which provides that an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret (a) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, Employee understands that if Employee files a lawsuit against the Company for retaliation based on the reporting of a suspected violation of law, Employee may disclose a trade secret to Employee’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order. To the extent Employee suspects a violation of the law, Employee should report their suspicion to an officer of the Company or in accordance with relevant the Company policies.

17. Whistleblower Protection. Notwithstanding anything in this Agreement or otherwise, it is understood that Employee has the right under federal law to certain protections for communicating directly with and providing information to the Company, Employee’s supervisor(s), the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental authorities and self-regulatory organizations. As such, nothing in this Agreement nor otherwise is intended to prohibit Employee from disclosing this Agreement to, or from communicating directly with or providing information to my supervisor(s), the SEC or any other such governmental authority or self-regulatory organization. Employee may communicate directly with or provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC or any other such governmental authority or self-regulatory organization without notifying the Company. The Company may not retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise would require Employee to waive any monetary award or other payment that Employee might become entitled to from the Company, the SEC or any other governmental authority.

18. Return of the Property of the Company and Other Members of PEI Group. At the request of the Company or Board (or, without any request, upon termination of my employment with the Company), Employee will immediately deliver to the Company and other members of the PEI Group (a) all the property of the Company and other members of the PEI Group that is then in Employee’s possession, custody or control, including, without limitation, all keys, access cards, cell phones, tablets, computer hardware including but not limited to any hard drives, external storage devices, diskettes, fobs, laptops, tablets, computers and personal data assistants (and the contents thereof), internet connectivity devices, computer software and programs, data, materials, papers, books, files, documents, records; (b) any and all documents or other items containing, summarizing, or describing any Proprietary Information, including all originals and copies in whatever form; (c) any personal device that Employee synced with or used to access any the systems of the Company and other members of the PEI Group for purpose of inspection and copying; and (d) a list of passwords or codes needed to operate or access any of the items referenced in this Section 18.

19. Promotional Materials. Employee authorizes and consents to the creation and/or use of Employee’s likeness as well as Employee’s name by the Company and other members of the PEI Group, and persons or organizations authorized by it, without reservation or limitation and without further consideration. Pursuant to this authorization and consent, the Company and other members of the PEI Group may, for example, use Employee’s likeness on its website, and publish and distribute advertising, sales, or other promotional literature containing a likeness of Employee in the course of performing Employee’s job duties. Employee also waives any cause of action for personal injury and/or property damage by virtue of the creation and use of such a likeness. Property rights to any likeness of Employee produced or prepared by the Company and other members of the PEI Group, or any person or organization authorized by it, shall vest in and remain with the Company and other members of the PEI Group as applicable. As used herein, “likeness” shall include a photograph, photographic reproduction, audio transmission, audio recording, video transmission and/or video recording, as well as any other similar medium.

20. Fair Meaning. The language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any party.

21. Additional Consideration. Employee understands that the Company’s obligations under the Employment Agreement, as well as the provision of the additional consideration identified in the Preliminary Statement, are conditioned upon Employee signing this Agreement. Further, as a result of Employee’s employment, Employee shall be (or has been) given access to Proprietary Information, provision of confidential information, opportunities for advancement, and opportunities to participate in confidential meetings and specialized training, which shall constitute independent consideration for the post-employment restrictions contained in this Agreement and would not be (or would not have been) given to Employee without Employee’s agreement to abide by the terms and conditions of this Agreement, including without limitation the ancillary obligations of confidentiality and non-disclosure.

By initialing below, Employee specifically acknowledges that Employee has read, understands and agrees to this Section 21.

JB

Employee Initials

By executing this Agreement below, the parties confirm they have read, understood, and voluntarily agreed to be bound by the entire Agreement.

PACTIV LLC

By: /s/ J.D. Bowlin

Name: J.D. Bowlin
Title: Chief Human Resources Officer

EMPLOYEE

/s/ Jonathan Baksht

Jonathan Baksht

Attachment 1

Non-Exclusive List of Competitor Companies

•	Anchor

•	Berry Plastics

•	Cascade

•	CKF

•	Cool-Pak

•	D&W Fine Pak

•	Dart Container Corporation

•	Direct Pack

•	Dolco

•	Dyne-a-Pak

•	Elopak

•	Genpak

•	Georgia Pacific

•	Grupo Convernex

•	Hartmann

•	Huhtamaki

•	Inline Plastics

•	International Paper/IP Foodservice

•	LBP

•	Paper Excellence Group

•	Peninsula Packaging

•	Sabert

•	Sealed Air

•	Seda

•	SIG Combibloc

•	Silgan Holdings

•	Solo Cup Company

•	Sonoco

•	Stora Enso Oyj

•	Tetra Pak

•	The Waddington Group

Attachment 2

List of Confidential or Proprietary Information Belonging to Others

None.

Attachment 3

List of Prior Inventions or Improvements

None.